Exhibit 99.1

Zymeworks Announces Participation in Upcoming Investor Conferences and Early Research & Development Day

Vancouver, British Columbia and Seattle, Washington (October 03, 2022) – Zymeworks Inc. (NYSE: ZYME), a clinical-stage biopharmaceutical company developing next-generation multifunctional biotherapeutics, today announced that management will participate in upcoming investor conferences:

•	Stifel 2022 Healthcare Conference. Zymeworks’ management will participate in one-on-one meetings and present on November 15th – 16th in New York, NY.

•	Jefferies London Healthcare Conference. Zymeworks’ management will participate in one-on-one meetings and present on November 15th – 17th in London, United Kingdom.

In addition, Zymeworks will present an update on its preclinical research programs at an Early R&D day on October 20th, 2022, in New York, NY. At this event, led by Paul Moore, PhD, Zymeworks’ Chief Scientific Officer, we plan to present data from multiple preclinical product candidates built upon our industry-leading multispecific and next-generation TOPO1i based ADC platforms as well as an update to our future scientific vision.

All presentations and webcasts will be available on Zymeworks’ website at http://ir.zymeworks.com/events-and-presentations.

About Zymeworks Inc.

Zymeworks is a clinical-stage biopharmaceutical company dedicated to the discovery, development and commercialization of next-generation multifunctional biotherapeutics. Zymeworks’ suite of therapeutic platforms and its fully integrated drug development engine enable precise engineering of highly differentiated product candidates. Zymeworks’ lead clinical candidate, zanidatamab, is a novel Azymetric™ HER2-targeted bispecific antibody currently being evaluated in multiple Phase 1, Phase 2, and pivotal clinical trials globally as a targeted treatment option for patients with solid tumors that express HER2. Zymeworks’ second clinical candidate, zanidatamab zovodotin (ZW49), is a novel bispecific HER2 -targeted antibody-drug conjugate currently in Phase 1 clinical development and combines the unique design and antibody framework of zanidatamab with Zymeworks’ proprietary ZymeLink™ linker and cytotoxin. Zymeworks is also advancing a deep preclinical pipeline in oncology (including immuno-oncology agents) and other therapeutic areas. In addition, its therapeutic platforms are being leveraged through strategic partnerships with global biopharmaceutical companies. For more information on our ongoing clinical trials visit www.zymeworksclinicaltrials.com. For additional information about Zymeworks, visit www.zymeworks.com and follow @ZymeworksInc on Twitter.

Contacts:

Investor Inquiries:

Jack Spinks

(604) 678-1388

ir@zymeworks.com

Media Inquiries:

Diana Papove

(604) 678-1388

media@zymeworks.com